As filed with the Securities and Exchange Commission on December 21, 2000
                                               Registration No. 333-46872
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                         THE IMMUNE RESPONSE CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                       33-0255679
-------------------------------                 -------------------------------
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                        Identification No.)

                                5935 Darwin Court
                           Carlsbad, California 92008
                                 (760) 431-7080
                 ---------------------------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

       DENNIS J. CARLO, Ph.D.                             Copies to:
President and Chief Executive Officer             THOMAS E. SPARKS, JR., ESQ.
   The Immune Response Corporation                  KARLA W. FRANKLIN, ESQ.
          5935 Darwin Court                           ALAN G. SMITH, ESQ.
     Carlsbad, California 92008                  Pillsbury Madison & Sutro LLP
           (760) 431-7080                               P. O. Box 7880
                                                 San Francisco, CA 94120-7880
                                                        (415) 983-1000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                        CALCULATION OF REGISTRATION FEE
==========================================================================================================================
   Title of Each                                            Proposed               Proposed
Class of Securities                     Amount To        Maximum Offering      Maximum Aggregate          Amount of
 To Be Registered                     Be Registered     Price Per Share(1)     Offering Price(1)       Registration Fee(2)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0025 par value      1,317,609 shares          $7.56                $9,961,124              $2,629.74
==========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low price reported on the Nasdaq National Market on September 22, 2000.
(2) Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities under this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Subject to Completion, Dated December 21, 2000


                         THE IMMUNE RESPONSE CORPORATION
                        1, 317,609 Shares of Common Stock

                                 --------------

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, which will be used by Agouron Pharmaceuticals, Inc. to resell the common stock. This means:

         - The selling stockholder may sell its shares of common stock from time to time.

         - For information on the methods of sale of the common stock, you should refer to the section entitled "Plan of Distribution" on page 12. We will not receive any portion of the proceeds from the sale of these shares.

         - You should read this prospectus and any prospectus supplement carefully before you invest.

         Our common stock is listed on the Nasdaq National Market under the symbol "IMNR." On December 20, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $2.6875 per share.

                                 --------------

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                The date of this Prospectus is ____________, 2000

RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS.

         IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE ADVERSELY AFFECTED. IN THOSE CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR FAILURE TO DEVELOP AND COMMERCIALIZE PRODUCTS SUCCESSFULLY MAY CAUSE US TO CEASE OPERATIONS

         We have not completed the development of any products. Our failure to develop and commercialize products successfully may cause us to cease operations. Our potential therapies under development will require significant additional research and development efforts and regulatory approvals prior to potential commercialization.

         The discontinuation of a previous Phase 3 trial of REMUNE in May 1999 due to lack of efficacy has had a material adverse effect on us. If our primary marketing partner, Agouron Pharmaceuticals, Inc., or Agouron, a Pfizer Inc. company, does not successfully complete the current pivotal trial of REMUNE, we may have to abandon REMUNE or seek additional funding.

         Our other therapies and technologies are at earlier stages of development than REMUNE and may not be shown to be safe or efficacious or ever receive regulatory approval. Some of our technologies have not yet been tested in humans. Human testing of potential products based on these technologies may not be permitted by regulatory authorities. Even if human testing is permitted, the products based on these technologies may not be successfully developed or be shown to be safe and effective.

         The results of our preclinical studies and clinical trials may not be indicative of future clinical trial results. A commitment of substantial resources to conduct time-consuming research, preclinical studies and clinical trials will be required if we are to develop any products. Delays in planned patient enrollment in our clinical trials may result in increased costs, program delays or both. None of our potential products may prove to be safe and effective in clinical trials. Food and Drug Administration, or FDA, or other regulatory approvals may not be obtained and even if successfully developed and approved, our products may not achieve market acceptance. Any products resulting from our programs may not be successfully developed or commercially available for a number of years, if at all.

         Unacceptable toxicities or side effects may occur at any time in the course of human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. The appearance of any unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market.

OUR ADDITIONAL FINANCING REQUIREMENTS AND LIMITED ACCESS TO FINANCING MAY ADVERSELY AFFECT OUR ABILITY TO DEVELOP PRODUCTS

         We will need to raise additional funds to conduct research and development, preclinical studies and clinical trials necessary to bring our potential products to market and to establish manufacturing and marketing capabilities. A failure to raise additional funds would require us to scale back or eliminate some or all of our research and development programs or license to third parties products or technologies that we would otherwise seek to develop ourselves. We estimate that our existing capital resources and available equipment financing will be sufficient to fund our current and planned operations through 2001. We will need to obtain additional financial resources to fund operations beyond 2001.

         Although we anticipate that development of REMUNE will continue to represent a significant portion of our overall expenditures, costs related to the development of REMUNE have decreased in 2000. Other anticipated costs with respect to REMUNE will depend on many factors, in particular the continuation of our collaboration with Agouron.

         The timing and amount of our future capital requirements will depend on many factors, including:

         - continued scientific progress in our research and development programs;

         - the scope and results of preclinical studies and clinical trials;

         -      the time and costs involved in obtaining regulatory approvals;

         - the costs involved in filing, prosecuting and enforcing patent claims;

         -      competing technological and market developments;

         -      the cost of manufacturing scale-up;

         -      effective commercialization activities and arrangements; and

         -      other factors not within our control.

         Our access to capital could be limited if we are not capable of continued progress in:

         -      our research and development programs;

         -      our preclinical and clinical trials;

         -      obtaining regulatory approvals; or

         -      scaling up manufacturing.

It could also be limited by overall financial market conditions.

IF AGOURON TERMINATES ITS COLLABORATION WITH US WE MAY HAVE TO ABANDON REMUNE

         According to its terms, our binding letter of intent with Agouron may be terminated at will and at any time by Agouron. The termination of our agreement with Agouron might require us to abandon REMUNE. On June 19, 2000, Agouron was acquired by Pfizer Inc. We do not know which Agouron research products, if any, Pfizer Inc. will continue to fund in the future.

WE MAY BE UNABLE TO ENTER INTO ADDITIONAL COLLABORATIONS OR MAINTAIN EXISTING
ONES

         We intend to seek additional collaborative arrangements to develop and commercialize our products. We may not be able to negotiate collaborative arrangements on favorable terms, or at all, in the future and our current or future collaborative arrangements may not be successful or continue. Under the 1998 collaboration agreement with Schering for gene delivery technology, Schering's obligation to fund expired on

December 31, 1999. Without funding arrangements, we may have to abandon some of our products under development.

OUR PATENTS AND PROPRIETARY TECHNOLOGY MAY NOT PROVIDE US WITH ANY BENEFIT AND THE PATENTS AND PROPRIETARY TECHNOLOGY OF OTHERS MAY PREVENT US FROM COMMERCIALIZING PRODUCTS

         A failure to obtain meaningful patent protection for our potential products and processes would greatly diminish the value of our potential products and processes.

         In addition, whether or not our patents are issued, or issued with limited coverage, others may receive patents which contain claims applicable to our products. We are aware that AstraZeneca PLC has acquired the rights to a patent, which has been issued in Europe and other countries, that may interfere with our ability to develop some of our technologies related to autoimmune disease if the patent is upheld after current opposition proceedings. This patent, and others that we are not aware of, may adversely affect our ability to develop and commercialize products.

         The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. We also rely upon unpatented trade secrets and know how, and others may independently develop substantially equivalent trade secrets or know how.

         We also rely on protecting our proprietary technology in part through confidentiality agreements with our corporate collaborators, employees, consultants and certain contractors. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or independently discovered by our competitors.

         Our products and processes may infringe, or be found to infringe on, patents not owned or controlled by us, such as the patent owned by AstraZeneca PLC. If relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in the patents, or would be required to obtain licenses or redesign our products or processes to avoid infringement. Licenses may not be available at all or on commercially reasonable terms and we may not be able to redesign our products or processes to avoid infringement.

         Litigation may be necessary to defend against claims of infringement, to enforce our patents or to protect trade secrets. Litigation could result in substantial costs and diversion of management efforts regardless of the results of the litigation. An adverse result in litigation could subject us to significant liabilities to third parties, require disputed rights to be licensed or require us to cease using certain technologies.

OUR HISTORY OF OPERATING LOSSES AND OUR EXPECTATIONS OF CONTINUING LOSSES MAY HURT OUR ABILITY TO CONTINUE OPERATIONS

         As of September 30, 2000 we had a consolidated accumulated deficit of $197.8 million. We have not generated revenues from the commercialization of any product. We expect to incur substantial net operating losses over the next several years, which may imperil our ability to continue operations. We may not be able to generate sufficient product revenue to become profitable on a sustained basis, or at all.

THE LENGTHY PRODUCT APPROVAL PROCESS AND UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS MAY DELAY OR PREVENT US FROM COMMERCIALIZING PRODUCTS

         Clinical testing, manufacture, promotion and sale of our products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state and foreign regulatory agencies. This regulation may delay or prevent us from commercializing products. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, seizure of products, total or partial suspension of product marketing, failure of the government to grant premarket approval, withdrawal of marketing approvals and criminal prosecution.

         The regulatory process for new therapeutic drug products, including the required preclinical studies and clinical testing, is lengthy and expensive. We may not receive necessary FDA clearances for any of our potential products in a timely manner, or at all. The length of the clinical trial process and the number of patients the FDA will require to be enrolled in the clinical trials in order to establish the safety and efficacy of our products is uncertain.

         Even if additional clinical trials of REMUNE are successfully completed, the FDA may not approve REMUNE for commercial sale. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals. Regulatory requirements are evolving and uncertain. Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of our products. We may not be able to obtain the necessary approvals for clinical trials, manufacturing or marketing of any of our products under development. Even if commercial regulatory approvals are obtained, they may include significant limitations on the indicated uses for which a product may be marketed.

         In addition, a marketed product is subject to continual FDA review. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

         Among the other requirements for regulatory approval is the requirement that prospective manufacturers conform to the FDA's Good Manufacturing Practices, or GMP. In complying with the FDA's GMP requirements, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to assure that products meet applicable specifications and other requirements. Failure to comply with the FDA's GMP requirements subjects manufacturers to possible FDA regulatory action. We or our contract manufacturers, if any, may not be able to maintain compliance with the FDA's GMP requirements on a continuing basis. Failure to maintain compliance could have a material adverse effect on us.

         The FDA has not designated expanded access protocols for REMUNE as "treatment" protocols. The FDA may not determine that REMUNE meets all of the FDA's criteria for use of an investigational drug for treatment use. Even if REMUNE is allowed for treatment use, third party payers may not provide reimbursement for the costs of treatment with REMUNE.

         The FDA may not consider REMUNE or any other of our products under development to be an appropriate candidate for accelerated approval, expedited review or fast track designation.

         Marketing any drug products outside of the United States will subject us to numerous and varying foreign regulatory requirements governing the design and conduct of human clinical trials and marketing approval. Approval procedures vary among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Foreign regulatory approval processes include all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country.

TECHNOLOGICAL CHANGE AND COMPETITION MAY RENDER OUR POTENTIAL PRODUCTS OBSOLETE

         The biotechnology industry continues to undergo rapid change and competition is intense and is expected to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any that we are developing or that would render our technology and products obsolete and noncompetitive. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us. Accordingly, some of our competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than us.

OUR LACK OF COMMERCIAL MANUFACTURING AND MARKETING EXPERIENCE MAY PREVENT US FROM SUCCESSFULLY COMMERCIALIZING PRODUCTS

         We have not manufactured any of our product candidates in commercial quantities. We may not successfully make the transition from manufacturing clinical trial quantities to commercial production quantities or be able to arrange for contract manufacturing and this could prevent us from commercializing products. Even if REMUNE is successfully developed and receives FDA approval, we have not demonstrated the capability to manufacture REMUNE in commercial quantities. Except for REMUNE, we have not demonstrated the ability to manufacture our treatments in large-scale clinical quantities either. We rely on a third party for the final inactivation step of the REMUNE manufacturing process. If the existing manufacturing operations prove inadequate, there can be no assurance that any arrangement with a third party can be established on a timely basis or that we can establish other manufacturing capacity on a timely basis.

         We have no experience in the sales, marketing and distribution of pharmaceutical products. Thus, our products may not be successfully commercialized even if they are developed and approved for commercialization.

         The manufacturing process of our products involves a number of steps and requires compliance with stringent quality control specifications imposed by us and by the FDA. Moreover, our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA. For these reasons, we would not be able quickly to replace our manufacturing capacity if we were unable to use our manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure or other difficulty, or if such facilities are deemed not in compliance with the FDA's GMP requirements and the non-compliance could not be rapidly rectified. Our inability or reduced capacity to manufacture our products would prevent us from successfully commercializing products.

         We may enter into arrangements with contract manufacturing companies to expand our own production capacity in order to meet requirements for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services and encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute our finished products, clinical trials, market introduction and subsequent sales of the products would be delayed. Further, contract manufacturers must also operate in compliance with the FDA's GMP requirements; failure to do so could result in, among other things, the disruption of product supplies. Our potential dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver products on a timely and competitive basis.

ADVERSE DETERMINATIONS CONCERNING PRODUCT PRICING, REIMBURSEMENT AND RELATED MATTERS COULD PREVENT US FROM SUCCESSFULLY COMMERCIALIZING PRODUCTS

         Our ability to earn sufficient revenue on our products will depend in part on the extent to which reimbursement for the costs of the products and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations and other organizations. Failure to obtain appropriate reimbursement could prevent us from successfully commercializing products. Third party payors are increasingly challenging the price of medical products and services. If purchasers or users of our products are not able to obtain adequate reimbursement for the cost of using the products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products and whether adequate third party coverage will be available.

PRODUCT LIABILITY EXPOSURE MAY EXPOSE US TO SIGNIFICANT LIABILITY

         We face an inherent business risk of exposure to product liability and other claims in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not avoid significant liability exposure. We may not have sufficient insurance coverage and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could hurt our financial performance. Even if we avoid liability exposure, significant costs could be incurred that could hurt our financial performance.

HAZARDOUS MATERIALS AND ENVIRONMENTAL MATTERS COULD EXPOSE US TO SIGNIFICANT
COSTS

         We may be required to incur significant costs to comply with current or future environmental laws and regulations. Although we do not currently manufacture commercial quantities of our product candidates, we produce limited quantities of these products for our clinical trials. Our research and development and manufacturing processes involve the controlled storage, use and disposal of hazardous materials, biological hazardous materials and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and some waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed our resources. Our operations, business or assets may be materially and adversely affected by current or future environmental laws or regulations.

SUBORDINATION OF COMMON STOCK TO PREFERRED STOCK COULD HURT COMMON STOCKHOLDERS

         Our common stock is expressly subordinate to our Series F Convertible Preferred Stock in the event of our liquidation, dissolution or winding up. If we were to cease operations and liquidate our assets, there may not be any remaining value available for distribution to the holders of common stock after providing for the Series F Convertible Preferred Stock liquidation preference.

YOU COULD SUFFER SUBSTANTIAL DILUTION OF YOUR INVESTMENT IF OUR PREFERRED STOCK IS CONVERTED INTO COMMON STOCK OR CERTAIN OPTIONS OR WARRANTS TO PURCHASE COMMON STOCK ARE EXERCISED

         In 1998 we sold 200 shares of Series F Convertible Preferred Stock, or Series F Stock, in return for gross proceeds of $10 million. These shares of Series F Stock are currently convertible into at least 2.4 million shares of our common stock, which number is subject to increase if our common stock does not meet certain specified price trading levels. Additionally, on April 24, 2001 we will be required to redeem the Series F Stock in either cash or in shares of our common stock. Further, as of March 31, 2000 we had reserved
6.3 million shares of our common stock for potential issuances upon the exercise of stock options and warrants and payment of dividends on the Series F Stock. Issuance of any of these additional shares could substantially dilute your interest in our company.

VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS MAY HURT COMMON STOCKHOLDERS

         The market price of our common stock, like that of the common stock of many other biopharmaceutical companies, has been and is likely to be highly volatile. Factors such as the following could have a significant adverse impact on the market price of our common stock:

         - the results of preclinical studies and clinical trials by us, our collaborators or our competitors;

         - concern as to, or other evidence of, the safety or efficacy of our products or our competitors' products;

         - announcements of technological innovations or new products by us or our competitors;

         -      governmental regulatory actions;

         -      actual or anticipated changes in drug reimbursement policies;

         -      developments with our collaborators;

         - developments concerning patent or other proprietary rights of ours or our competitors (including litigation);

         -      period-to-period fluctuations in our operating results;

         -      changes in estimates of our performance by securities analysts;

         -      market conditions for biopharmaceutical stocks in general; and

         -      other factors not within our control.

         We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

CHANGES TO FINANCIAL ACCOUNTING STANDARDS MAY AFFECT OUR REPORTED RESULTS OF OPERATIONS

We prepare our financial statements to conform with generally accepted accounting principles, or GAAP. GAAP are subject to interpretration by the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced. Accounting policies affecting many other aspects of our business, including rules relating to purchase and pooing-of-interests accounting for business combinations, employee stock option grants and revenue recognition have recently been revised or are under review. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. To date there have been no changes in financial reporting that have affected our results of operations. In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101 - "Revenue Recognition in Financial Statements." The bulletin draws on existing accounting rules and provides specific guidance on how those accounting rules should be applied and specifically addresses revenue recognition for non-refundable technology access fees in the biotechnology industry. Adoption of SAB No. 101 is required in the fourth quarter of fiscal year 2000. The Company has not completed its evaluation of the impact of SAB No. 101 on its financial statements. However, the cumulative impact is expected to be in a pre-tax range of approximately $10 million to $15 million charged to the Company's results of operations in the first quarter of fiscal year 2000.

In addition, our preparation of financial statements in accordance with GAAP requires that we make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities and at the date of the financial statements and the recorded amounts of expenses during the reporting period. A change in the facts and circumstances surrounding those estimates could result in a change to our estimates and could impact our future operating results.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS INCLUDE PROVISIONS THAT COULD MAKE ATTEMPTS BY STOCKHOLDERS TO CHANGE MANAGEMENT MORE DIFFICULT

         The approval of 66 2/3 percent of our voting stock is required to approve certain transactions and to take certain stockholder actions, including the calling of special meetings of stockholders and the amendment of any of the anti-takeover provisions, such as those providing for a classified board of directors, contained in our certificate of incorporation. The practical effect of these provisions is to make attempts by stockholders to change management more difficult.

                       ADDITIONAL OR UPDATED RISK FACTORS

         Prior to making an investment decision with respect to the common stock offered hereby, prospective investors should also carefully consider any specific factors set forth under a caption "risk factors" in the applicable prospectus supplement, if any, together with all of the other information appearing in this prospectus or the prospectus supplement or incorporated by reference into this prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         When used in this prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, some of which are beyond our control. For a discussion of some of these risks, see "Risk Factors." These forward-looking statements speak only as of the date of this prospectus. You are urged not to rely on these forward-looking statements. You are advised, however, to consult any further disclosures we make on related subjects in our current reports on Form 8-K, Quarterly
Reports on Form 10-Q and Annual Reports on Form 10-K.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. This information can be (1) read and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and at the SEC's Chicago Regional Office, 500 West Madison Street, Chicago, Illinois; and New York Regional Office, 7 World Trade Center, New York, New York and (2) accessed via a Web site maintained by the SEC (http://www.sec.gov). Copies of the material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         This prospectus is a part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement. For more information about us and our common stock, you should read the registration statement and its exhibits and schedules. Copies of the registration statement, including its exhibits may be obtained from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, may be examined without charge at the offices of the SEC, or may be accessed via a web site maintained by the SEC (http://www.sec.gov).

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-18006):

         (a) Our Annual Report on Form 10-K for the year ended December 31,
             1999;

         (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

         (c) Our Current Report on Form 8-K dated March 15, 2000;

         (d) Our Current Report on Form 8-K dated August 7, 2000;

         (e) The description of our common stock set forth in the registration statement on Form 8-A filed on March 30, 1990; and

         (f) The description of the Preferred Stock Purchase rights for Series E Participating Preferred Stock, par value $0.001, set forth in the registration statement on Form 8-A filed on March 4, 1992.

         Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into those documents). Requests should be submitted in writing or by telephone at
(760) 431-7080 to The Immune Response Corporation, at our principal executive offices, 5935 Darwin Court, Carlsbad, California 92008.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling stockholder in the offering.

              ISSUANCE OF COMMON STOCK TO THE SELLING STOCKHOLDERS

         We entered into a common stock purchase agreement with the selling stockholder in June 1998, under which we received seven payments of $2 million each for the purchase of shares of our unregistered common stock. Pursuant to the common stock purchase agreement we sold and issued 1,477,609 shares of our common stock to the selling stockholder of which 160,000 shares were previously sold by the selling stockholder.

                            INCOME TAX CONSIDERATIONS

         You should consult your own tax advisor about the income tax issues and the consequences of holding and disposing of our common stock.

                               SELLING STOCKHOLDER

         As of December 21, 2000 there was one selling stockholder as set forth below. Share ownership information is based upon information supplied by Agouron.

                                                                                                Percentage of
                                                    Shares of Common                           Common Stock to
                                                     Stock Issuable        Number of            be Held After
                                                        Held at           Shares Being            Sale of
           Selling Stockholder                      December 21, 2000        Offered            Common Stock
------------------------------------------         ------------------    -----------------     ---------------
Agouron Pharmaceuticals, Inc.,
   a wholly-owned subsidiary of
   Pfizer Inc.............................         1,317,609             1,317,609                      0


         We have a material relationship with the selling stockholder. During June 1998, we entered into a collaborative agreement with the selling stockholder, under which we exclusively licensed to the selling stockholder the marketing rights to REMUNE in North America, Europe, Japan and certain other countries. Pursuant to this agreement, if REMUNE receives regulatory approval, we will manufacture commercial supplies of REMUNE and will share with the selling stockholder profits from the commercialization of REMUNE on a 50/50 basis. As part of the June 1998 agreement, the selling stockholders agreed to make up to six quarterly payments of $3 million each for research and development, of which all six payments have been received, and to make additional payments upon achievement, if any, of certain milestones. We also entered into the common stock purchase agreement with the selling stockholder pursuant to which we received seven payments of $2 million each for the purchase of shares of our unregistered common stock.

                              PLAN OF DISTRIBUTION

         The selling stockholder (or, subject to applicable law, its pledges, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

         -      ordinary brokers' transactions;

         - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

         - purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts pursuant to this prospectus;

         - "at the market," to or through market makers, or into an existing market for our common stock;

         - in other ways not involving market makers or established trading markets, including the direct sales to purchasers or sales effected through agents;

         - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

         -      in privately negotiated transactions.

         In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate in the resales. The selling stockholder also may pledge the shares to a financial institution, broker or dealer. Upon a default, the financial institution, broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling the stock in amounts to be negotiated in connection with the sale. The selling stockholder and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commission, discount or concession these "underwriters" receive may be deemed to be underwriting compensation.

                                  LEGAL MATTERS

         The validity of the issuance of the shares offered in this prospectus was passed upon for us by Pillsbury Madison & Sutro LLP, San Francisco, California. A partner of Pillsbury Madison & Sutro LLP owns 15,000 shares of our common stock and an option to acquire 20,000 shares of our common stock.

                                     EXPERTS

         The consolidated financial statements of The Immune Response Corporation as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in the Company's Annual Report on Form 10-K and incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

===============================================================================

         We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or seek an offer to buy any shares in any jurisdiction where it is unlawful. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.


                                TABLE OF CONTENTS


                                                          Page
                                                          ----
Risk Factors.................................................2
Additional or Updated Risk Factors..........................10
Special Note Regarding Forward-Looking Information..........10
Where You Can Find More Information.........................10
Use of Proceeds.............................................11
Issuance of Common Stock to the Selling Stockholder.........11
Income Tax Considerations...................................12
Selling Stockholder.........................................12
Plan of Distribution........................................12
Legal Matters...............................................13
Experts.....................................................13


                                1,317,609 Shares
                                  Common Stock



                                   THE IMMUNE
                              RESPONSE CORPORATION

                          ____________________________
                                   PROSPECTUS


                              _______________, 2000



===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being REGISTERED hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

                                                                                         AMOUNT
                                                                                         ------
SEC registration fee                                                                   $ 2,629.74
Accounting fees and expenses                                                             5,000.00
Legal fees and expenses                                                                 15,000.00
Registrar and transfer agent's fees                                                      2,500.00
NNM listing fee                                                                         17,500.00
Miscellaneous fees and expenses                                                          7,370.26
                                                                                       ----------
         Total                                                                         $50,000.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law, the "Delaware GCL, permits our board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of ours, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Delaware GCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

         Article VII of our Restated Certificate of Incorporation, as amended, and Article V of our Bylaws, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by law.

         In addition, we have entered into separate indemnification agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

ITEM 16.  EXHIBITS

         Exhibit
         Number                       Description of Document*
         -------                      ------------------------
         5.1(1)      Opinion of Pillsbury Madison & Sutro LLP regarding the
                     legality of the securities being registered.
         23.1        Consent of independent public accountants.
         23.2(1)     Consent of Pillsbury Madison & Sutro LLP (included in its
                     opinion filed as Exhibit 5.1 to this Registration Statement).
         24.1(1)     Power of Attorney (see page II-4).

---------------
 * Parenthetical references after description of exhibits relate to the exhibit number under which exhibits were initially filed.
(1)   Previously filed.

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         We hereby undertake:

                (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

                (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4) For purposes of determining any liability under the Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act which is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3, and have duly caused this amendment to registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, December 21, 2000.

                                     THE IMMUNE RESPONSE CORPORATION


                                     By            *
                                        ---------------------------------------
                                        Dennis J. Carlo, Ph.D.
                                        President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated:

                 Signature                                     Title                              Date
                 ---------                                     -----                              ----

                  *
--------------------------------------         President, Chief Executive Officer,         December 21, 2000
       Dennis J. Carlo, Ph.D.                  Chief Scientific Officer and
                                               Director (Principal Executive
                                               Officer)

                                      II-4

                 Signature                                     Title                              Date
                 ---------                                     -----                              ----

         /s/ Howard Sampson
--------------------------------------         Vice President, Finance, Chief              December 21, 2000
           Howard Sampson                      Financial Officer and Treasurer
                                               (Principal Financial and Principal
                                               Accounting Officer)
                  *
--------------------------------------         Chairman of the Board of                    December 21, 2000
           James B. Glavin                     Directors



--------------------------------------         Director                                    December __, 2000
         Kevin B. Kimberlin


                  *
--------------------------------------         Director                                    December 21, 2000
           Melvin Perelman


                  *
--------------------------------------         Director                                    December 21, 2000
         William M. Sullivan



--------------------------------------         Director                                    December __, 2000
           Philip M. Young

* By:/s/ Howard Sampson
     ---------------------------------
         Howard Sampson
       (Attorney in fact)

                                  EXHIBIT INDEX

     Exhibit
     Number                        Description of Document
     -------                       -----------------------
       5.1(1)        Opinion of Pillsbury Madison & Sutro LLP regarding the
                     legality of the securities being registered.

      23.1           Consent of independent public accountants.

      23.2(1) Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).

      24.1(1)        Power of Attorney (see page II-4).

---------------
(1) Previously filed.